Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Amendment No.9 to Registration Statement of EshallGo Inc. on Form F-1 (FILE NO.333-271478) of our report dated October 20, 2023, with respect to our audit of the consolidated financial statements of EshallGo Inc. as of March 31, 2023 and for the year ended March 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

May 17, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com